Exhibit 4

Schedule of Transactions

Date	Shares Sold	Price per Share
01/26/04	100,000	28.25
02/05/04	10,000	28.00
02/06/04	10,000	28.00
02/10/04	60,000	28.30
02/11/04	10,000	29.00
02/12/04	10,000	29.50